UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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SAFEGUARD SCIENTIFICS, INC.
(Name of Registrant as Specified in Its Charter)

SIERRA CAPITAL INVESTMENTS, L.P.

HORTON CAPITAL PARTNERS FUND, LP

AVI CAPITAL PARTNERS, LP

HORTON CAPITAL PARTNERS LLC

HORTON CAPITAL MANAGEMENT, LLC

MAPLEWOOD ADVISORS GP, LLC

MAPLEWOOD ADVISORS IM, LLC

MAPLEWOOD GLOBAL PARTNERS, LLC

MAPLEWOOD PARTNERS, LLC

DARREN C. WALLIS

JOSEPH M. MANKO, JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sierra Capital Investments, L.P., together with the other participants named herein (collectively, "Sierra Capital"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of shareholders of Safeguard Scientifics, Inc., a Pennsylvania corporation.

On February 14, 2018, Sierra Capital issued the following press release:

SIERRA CAPITAL COMMENTS ON SAFEGUARD'S ADOPTION OF NEW ONEROUS NOMINATION BYLAWS IN RESPONSE TO SIERRA'S ANNOUNCED INTENTION TO NOMINATE AND JUST 10 DAYS PRIOR TO NOMINATION DEADLINE

Disappointed Safeguard Is Acting in Bad Faith in Reviewing Sierra's Director Candidates

Questions Why the CEO and COO Are Conducting Director Nominee Interviews Contrary to Proper Governance Protocol

Urges Safeguard to Refrain from any Further Entrenchment-Minded Actions to Disenfranchise Shareholders Prior to the 2018 Annual Meeting

NEW YORK, NY – February 14, 2018 /PRNewswire/ -- Sierra Capital Investments, L.P. (“Sierra”), one of the largest shareholders of Safeguard Scientifics, Inc. (“Safeguard,” or the “Company”)(NYSE: SFE), with ownership of approximately 5.1% of the Company’s outstanding shares, issued a statement today condemning Safeguard’s adoption of new, more onerous nomination procedures just ten days before the deadline for shareholder nominations for the upcoming 2018 Annual Meeting and five days after Sierra announced that it was preparing to nominate director candidates and had taken substantial steps to nominate based on the old procedures.

“We are utterly dismayed by the Company’s growing list of bad-faith actions during a time where we are seeking to reach an amicable resolution and avoid a proxy contest at Safeguard. The Board seems intent on spending shareholders’ money and resources to fend off one of its largest shareholders whose only goal is to create value by seeking to add highly qualified representatives to the Company’s Board of Directors. Amending the Company’s Bylaws to introduce new onerous procedures for shareholder nominations of directors, just ten days prior to the deadline for nominations, is a poorly disguised attempt to make it more difficult for shareholders to nominate candidates, and is more indicative of a Board that is gearing up for a proxy contest than one who is trying to work constructively to avoid one. It certainly seems to us that the Board and management are trying to further entrench themselves by spending corporate resources to continue pillaging the Company’s coffers. Rest assured, spending shareholders’ money on high priced advisors to manipulate the Company’s governance will not discourage us from nominating director candidates – it will only embolden us.

Furthermore, we are disappointed by the lack of good faith that the Company is showing to one of its largest shareholder’s attempts at collaboration. Per Chairman Bob Rosenthal’s request, we suggested highly qualified candidates with the investment management experience that the Board sorely lacks - and the Nominating and Corporate Governance Committee either refuses to take the time to interview them or is being impeded by CEO Stephen Zarrilli. Sierra specifically requested that the Chairman be personally involved in the vetting process, and despite Mr. Rosenthal’s commitment in this regard, the CEO and COO have inappropriately conducted the process with their clear conflicts of interest. Moreover, for the CEO and COO to interview our director candidates is in direct contradiction with the Company’s own policies as set forth in its proxy statement which states that “the Nominating and Corporate Governance Committee is responsible for screening potential board candidates, and recommending qualified candidates to the Board for nomination”. The Board’s apparent disregard for shareholders and avoidance of accountability at all costs is alarming, and not a good fact pattern. Allowing the executive team who is the most responsible for a period of significant value destruction to vet the candidates for whom they would be accountable to is not only lazy, but incomprehensible. Delegating this important task to the CEO and COO not only contradicts Safeguard’s own policies but, in our opinion, is an example of the poor corporate governance that has plagued this Company for years. Perhaps a better use for your high-priced advisors would be for ensuring you are following proper governance practices rather than adopting new onerous nomination procedures.

We have offered to meet with the Chairman and/or the Chairman of the Nominating and Corporate Governance Committee any time and at any place to discuss a collaborative way forward. Yet our offers have been ignored to date.

This disappointing series of actions by the Company under the guise of working constructively with one of its largest shareholders gives us pause for what the Company may seek to do next to frustrate shareholders’ rights. At this point, it would be clear to all that any further bylaw amendments, limitations on shareholder ownership or a poison pill poorly shrouded as a protection of the Company’s NOLs, which are not in jeopardy, would be to protect the troubling status quo and entrench the current Board at the expense of shareholders. We certainly hope the Board chooses against this scorched-earth approach and immediately demonstrates it is committed to working cooperatively with us to see if we can avoid a proxy contest. Time is growing short to work something out, and we do not have much more patience for the Board’s shareholder-unfriendly antics.”

About Sierra Capital Investments, L.P.

Sierra Capital Investments, L.P. is an entity owned by Maplewood Partners, LLC (“Maplewood”) and Horton Capital Partners, LLC (“Horton”). Maplewood is an alternative asset management firm that employs an opportunistic, value driven approach that capitalizes on complex, misunderstood, or off-the-run opportunities in both public and private equities. Horton is an investment firm making concentrated investments in undervalued and under-appreciated small and micro-capitalization public companies.

Investor contacts:

Darren C. Wallis

(610) 816-6660

www.maplewoodllc.com

Joseph M. Manko, Jr.

(215) 399-5402

www.thehortonfund.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

If an amicable resolution cannot be reached, Sierra Capital Investments, L.P., together with the other participants named herein (collectively, “Sierra Capital”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a slate of director nominees at the 2018 annual meeting of shareholders of Safeguard Scientifics, Inc. (the “Company”).

SIERRA CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Sierra Capital Investments, LP (“Sierra”), Horton Capital Partners Fund, LP (“HCPF”), AVI Capital Partners, LP (“AVI”), Horton Capital Partners LLC (“HCP”), Horton Capital Management, LLC (“HCM”), Maplewood Advisors GP, LLC (“MAGP”), Maplewood Advisors IM, LLC (“MAIM”), Maplewood Global Partners, LLC (“MGP”), Maplewood Partners, LLC (“MP”), Darren C. Wallis (“Mr. Wallis”), Joseph M. Manko, Jr. (“Mr. Manko”) and Sierra Capital’s director nominees, which have not yet been identified.

As of the date hereof, Sierra owns directly 707,845 shares of Common Stock of the Company (the “Common Stock”). Pursuant to investment management agreements, HCM and MAIM maintain investment and voting power with respect to the securities held by Sierra. However, despite the delegation of investment and voting power to HCM and MAIM, HCP and MGP may be deemed to be the beneficial owners of such securities under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (“Rule 13d-3”) because HCP and MGP have the right to acquire investment and voting power through termination of investment management agreements with HCM and MAIM. As of the date hereof, HCPF owns directly 22,975 shares of Common Stock. Pursuant to investment management agreements, HCM maintains investment and voting power with respect to the securities held by HCPF. However, despite the delegation of investment and voting power to HCM, HCP may be deemed to be the beneficial owner of such securities under Rule 13d-3 because HCP has the right to acquire investment and voting power through termination of investment management agreements with HCM. As of the date hereof, AVI owns directly 10,098 shares of Common Stock. Pursuant to investment management agreements, MAIM maintains investment and voting power with respect to the securities held by AVI. However, despite the delegation of investment and voting power to MAIM, MAGP may be deemed to be the beneficial owner of such securities under Rule 13d-3 because MAGP has the right to acquire investment and voting power through termination of investment management agreements with MAIM. HCM and MAIM also act as investment advisers to certain jointly managed accounts. Under investment management agreements with these jointly managed accounts, HCM and MAIM have investment and voting power with respect to 304,722 shares of Common Stock held in such managed accounts. HCP and MGP are the general partners for Sierra. MAGP is the general partner of AVI. HCP is the general partner of HCPF. Mr. Manko is the managing member of HCM and HCP. MP is the parent company of MGP, MAIM and MAGP. Mr. Wallis is the managing member of MP, MGP, MAGP, and MAIM. By reason of the provisions of Rule 13d-3, (i) each of MP, Mr. Wallis and MAIM may be deemed to beneficially own the 1,022,665 shares of Common Stock held by AVI, Sierra and the managed accounts, (ii) each of HCM and Mr. Manko may be deemed to beneficially own the 1,035,542 shares of Common Stock held by HCP, Sierra and the managed accounts, (iii) HCP may be deemed to beneficially own the 730,820 shares of Common Stock held by HCPF and Sierra, (iv) MGP may be deemed to beneficially own the 707,845 shares of Common Stock held by Sierra, and (v) MAGP may be deemed to beneficially own the 10,098 shares of Common Stock held by AVI. Each of the Participants disclaims beneficial ownership of the shares of Common Stock reported owned herein, except to the extent of his or its pecuniary interest therein.